Exhibit (d)(31)

Dated 6th March 1997

        (1)
        ORYX U.K. ENERGY COMPANY

        (2)
        NOBLE LOWNDES SETTLEMENT TRUSTEES LIMITED

SUPPLEMENTAL DEED

to the

ORYX U.K. ENERGY COMPANY

SHARE OWNERSHIP PLAN

Sedgwick Noble Lowndes Limited
Norfolk House
Wellesley Road
Croydon
Surrey
CR9 3EB

THIS SUPPLEMENTAL DEED is made the 6th day of March 1997 BETWEEN

(1)
ORYX U.K. ENERGY COMPANY (registered in England No SC15199) whose registered office is at The Charter Place, Uxbridge, Middlesex, UB8 1EZ ("the Company"); and

(2)
NOBLE LOWNDES SETTLEMENT TRUSTEES LIMITED (registered in England No 576832) whose registered office is at Norfolk House, Wellesley Road, Croydon CR9 3EB ("the Trustees").

WHEREAS

(A)
This Deed is supplemental to a Trust Deed ("the Trust Deed") made on 24 May 1990 between the Company and the Trustees whereby the Company established the Oryx U.K. Energy Company Share Ownership Plan ("the Plan").

(B)
This Deed permits part-time employees to participate in the Plan and introduces a specified age of 60 years.

(C)
Expressions herein shall bear the same meaning as they do in the Trust Deed and the Rules of the Plan ("the Rules").

IT IS HEREBY AGREED that:

1.
The definition of Full Time Employee in Rule 1.1 of Part A of the First Schedule of the Rules be deleted and replaced by the following definition:

"Full Time Director" means a director holding a salaried employment or office who is employed by one or more Participating Companies to work a minimum of 25 hours per week (excluding lunch breaks);".

2.
The definition of "Period of Retention" in Rule 1.1 of Part A of the First Schedule of the Rules be amended by inserting the words "provided that the relevant age in 2(b) thereof be 60 years of age for men and women" immediately after the words "Schedule 10".

3.
Rule 2.1 of Part A of the First Schedule of the Rules be amended by:

3.1
deleting the words in sub paragraph 2.1(a) and replacing them with the words "is then an employee or a Full time Director of a Participating Company";

3.2
deleting the words in sub paragraph 2.1(b) and replacing them with the words "has been an employee or a Full Time Director of such Participating Company for a continuous period of not less than five years ending on that Qualification Date or for such shorter period as the Board may from time to time specify for the purposes of this Rule; and"

In witness whereof this deed has been executed the day and year first mentioned above.

THE COMMON SEAL of ORYX U.K. ENERGY COMPANY was hereunto affixed in the presence of:	) ) ) )

Director	/s/ [ILLEGIBLE]

Secretary	/s/ JAMES A. STEWART

THE COMMON SEAL of NOBLE LOWNDES SETTLEMENT TRUSTEES LIMITED was hereunto affixed in the presence of:	) ) ) ) ) )

Director	/s/ D. OGDEN

Authorised Signatory	/s/ [ILLEGIBLE]